Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Julie Albrecht
425-453-9400

ESTERLINE CORPORATION APPOINTS NILS LARSEN TO BOARD OF DIRECTORS

BELLEVUE, Wash., October 18, 2016 – Esterline Corporation (NYSE:ESL) (“Esterline” or the “Company”), a leading specialty manufacturer serving the global aerospace and defense markets, today announced the appointment of Nils Larsen, former President and Chief Executive Officer of Tribune Broadcasting, to the Company’s Board of Directors, effective October 18, 2016, as part of an agreement (the “Agreement”) with First Pacific Advisors, LLC and certain of its affiliates (“FPA”).

Mr. Larsen was appointed to the class of directors whose term of office will expire at the 2017 Annual Meeting, at which point he will be nominated for election to a three-year term. With the appointment of Mr. Larsen, Esterline’s Board will be expanded to include ten directors, nine of whom are independent under the New York Stock Exchange standards, including Mr. Larsen. The tenth director, Curtis Reusser, is Esterline’s Chairman, President & CEO.

Mr. Reusser said, “We are pleased to welcome Nils to the Esterline Board. Nils has significant operating and leadership experience, including CEO-level leadership and public company board experience. We look forward to benefitting from Nils’ perspectives and contributions as we continue to execute on our strategic priorities to create value for all Esterline stockholders.”

Mr. Larsen added, “I am excited to have the opportunity to become a part of the Esterline Board. Esterline is a company with impressive breadth and depth of market coverage and I look forward to working with the management team and Board to support the Company’s progress.”

Other terms of the Agreement provide that FPA will not increase its beneficial ownership of the Company’s common stock from 15% until the earlier of (i) the conclusion of the 2018 Annual Meeting or (ii) February 28, 2018 and that FPA will vote in favor of the Company’s director nominees recommended by the Board at the 2017 Annual Meeting and subject to certain conditions, the 2018 Annual Meeting. The Agreement also calls for

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the Company to nominate a new independent director candidate, in consultation with FPA, to stand for election at the 2017 Annual Meeting with a term expiring at the 2020 Annual Meeting, and to submit a declassification proposal to the stockholders at the 2018 or 2019 Annual Meeting. In addition, FPA has agreed to customary standstill provisions during the period of the agreement, which runs into 2019, subject to certain conditions. The full agreement is being filed today on Form 8-K with the Securities and Exchange Commission.

About Nils Larsen:

Mr. Larsen currently provides operating and investment advisory services to a broad range of companies in diverse industries. From December 2008 until March 2013, he held various leadership roles, including President and Chief Executive Officer of Tribune Broadcasting. He also has experience on public company boards and with many private company and trade organizations. Mr. Larsen holds a Bachelor of Arts degree in economics and history from Bowdoin College.

About Esterline:

Esterline Corporation is a leading worldwide supplier to the aerospace and defense industry specializing in three core areas: Advanced Materials; Avionics & Controls; and Sensors & Systems. With annual sales of approximately $2 billion, Esterline employs roughly 13,000 people worldwide.

Operations within the Advanced Materials segment focus on technologies including high-temperature-resistant materials and components used for a wide range of military and commercial aerospace purposes, and combustible ordnance and electronic warfare countermeasure products.

Operations within the Avionics & Controls segment focus on technology interface systems for commercial and military aircraft and similar devices for land- and sea-based military vehicles, cockpit displays and integration systems, flight training and simulation equipment, secure communications systems, specialized medical equipment, and other high-end industrial applications.

The Sensors & Systems segment includes operations producing high-precision temperature and pressure sensors, specialized harsh-environment connectors, electrical power distribution equipment, and other related systems principally for aerospace and defense customers.

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This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.